Exhibit 5

(LeBoeuf, Lamb, Greene & MacRae LLP letterhead)

December 18, 2006

Energy East Corporation
52 Farm View Drive
New Gloucester, Maine 04260

                Re:          Energy East Corporation - Investor Services Program

Ladies and Gentlemen:

We have acted as special counsel to Energy East Corporation, a New York corporation (the “Company”), in connection with the Company’s filing of a registration statement (the “Registration Statement”) on Form S-3, as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 3,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 per share, which may be issued from time to time pursuant to the Company’s Investor Services Program (the “Program”) and which amends, pursuant to Rule 429 of the Securities Act, the Company’s prior registration statement on Form S-3 (File No. 333-109669).

In connection with the opinion expressed below, we have examined the Registration Statement.  In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records, and we have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinions expressed below.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  As to any facts material to our opinion, we have, when the relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements, representations, certificates and covenants of officers and representatives of the Company and of public officials.  We have assumed that such statements, representations, certificates and covenants are and will continue to be true and complete without regard to any qualification as to knowledge or belief.

Based upon and subject to the foregoing, and subject to the further qualifications, assumptions and limitations stated below, we are of the opinion that:

The Shares have been duly authorized for issuance and, when the Shares are issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with, the Program and the resolutions of the Company’s Board of Directors authorizing the adoption of the Program and the registration of the Shares, the Shares will have been validly issued and will be fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of New York and the Federal law of the United States.

We express no opinion as to the application of the securities or blue sky laws of the several states to the sale of the Shares.  Without limiting the generality of the foregoing, except as set forth herein, we express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Opinion” in the Prospectus included in the Registration Statement.  In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ LEBOEUF, LAMB, GREENE & MACRAE LLP